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                                                                    Exhibit 99.1

March 12, 2002 -- Essential Therapeutics Completes Acquisition of Maret Pharmaceuticals

WALTHAM, Mass., March 12 -- Essential Therapeutics, Inc. (Nasdaq: ETRX) announced today the completion of the acquisition of Maret Pharmaceuticals, Inc, in a stock-for-stock exchange that closed yesterday. Maret is a development stage pharmaceutical company with clinical and pre-clinical programs focused in hematology, oncology and the prevention of serious infectious diseases. Maret's programs include a small molecule lead product for restoring blood cell counts following myeloablative therapies, currently in Phase I clinical trials. Potential clinical uses for the lead product candidate include the prevention of thrombocytopenia, anemia and infection in myelosuppressed patients following chemotherapy or bone marrow transplantation. In addition, Maret's discovery platform includes a series of preclinical programs targeted at other serious clinical conditions with significant unmet therapeutic need.

Mark Skaletsky, Chairman and CEO of Essential Therapeutics commented, "With the addition of Maret Pharmaceuticals, we are rapidly evolving into a clinical-stage company addressing serious diseases in the therapeutic areas of hematology/oncology and infectious disease. This is an important step in our strategic plan to commercialize products for life threatening diseases."

Essential Therapeutics will issue up to 2 million shares of common stock in this tax-free exchange and the transaction will be accounted for under the purchase method of accounting. Accordingly, the company expects to incur a non-cash charge for acquired in-process research and development in the first quarter of 2002.

About Essential Therapeutics

Essential Therapeutics is committed to the discovery and development of breakthrough biopharmaceutical products for the treatment of life-threatening diseases. With an emerging pipeline of lead programs and product candidates in the anti-infective and hematology/ oncology therapy areas, Essential Therapeutics is dedicated to commercializing novel small molecule products addressing important unmet therapeutic needs. Additional information on Essential Therapeutics can be obtained at http://www.essentialtherapeutics.com.

The statements contained in this press release, which are not historical facts, may be deemed to contain forward-looking statements. Actual results may differ materially from those expressed or implied in any forward-looking statement as a result of certain risks and uncertainties. There is no assurance that the acquisition will result in any of the anticipated benefits therefrom. There is no assurance that any compounds discovered will successfully proceed through preclinical development and clinical trials, obtain requisite regulatory approvals for marketing or result in a commercially useful product. There is no assurance that Essential Therapeutics will successfully continue existing corporate collaborations or enter into further collaborations with respect to any of its internally funded research programs or that current collaborators will elect to proceed through the various stages of clinical development as currently anticipated or on the same schedule as we would proceed if we were conducting such trials independently. For a discussion of other risks and uncertainties affecting Essential Therapeutics' business, see the Company's Annual Report on Form 10-K/A for the year ended December 31, 2000, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. Actual results and timing of certain events could differ materially from those indicated in the forward-looking statements as a result of these or other factors.

Contact:
Essential Therapeutics                   Burns McClellan
Mark Skaletsky                           Lisa Burns (Investors)
President and CEO                        Justin Jackson (Media)
781-647-5554 ext. 206                    212-213-0006